Britton & Koontz Capital Corporation
500 Main Street
P. O. Box 1407
Natchez, MS  39121

601-445-5576
601-445-2488  Fax
http://www.bkbank.com
corporate@bkbank.com



FOR IMMEDIATE RELEASE:            FOR MORE INFORMATION:
December 10, 1998                 W. Page Ogden, President & CEO
for (Nasdaq/Symbol BKBK)          Bazile R. Lanneau, Jr., Vice President & CFO



BRITTON & KOONTZ ANNOUNCES INVESTMENT IN INTERNET BANKING COMPANY



Natchez, Mississippi-- Britton & Koontz Capital Corporation announced today the acquisition of a thirty-five percent interest in Sumx Inc., an Internet banking software and service provider located in Madison, Mississippi and Dallas, Texas for $1 million. Sumx, formerly InterBank Systems, Inc., was founded in January, 1996 by Summit Research, Inc. a software engineering firm and Bazile R. Lanneau, Jr., Vice President of Britton & Koontz Capital, to develop an Internet banking system for Britton & Koontz First National Bank, Britton & Koontz Capital's wholly owned subsidiary. The SumxNet Online Banking system enables financial institutions' customers to view account balances, transfer funds, pay bills, order checks and, where available, view check images. In addition to consumer bill payment, SumxNet also provides cash management services that include ACH origination and returns, Electronic Federal Tax Payment System submission, wire transfer, secure messaging and memo posting for up-to-the minute account updates. Britton & Koontz' investment will fund marketing and the service bureau implementation of SumxNet. Sumx can be located at http://www.sumx.com on the Internet and at (601)856-1736 in Madison, Mississippi.



Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank which operates three full service offices in Natchez. As of September 30, 1998, the Company reported assets of $175.4 million and equity of $19.2 million. The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at September 30, 1998, amounted to 1,767,064.